EXHIBIT 10.6

                                 TERMINATION
                                      OF
                             EMPLOYMENT AGREEMENT
                             --------------------

     THIS TERMINATION OF EMPLOYMENT AGREEMENT (the "Agreement"), made and entered into this 5th day of February, 1998, by and among SHELBY COUNTY SAVINGS BANK, FSB (the "Bank"), a federal stock savings bank headquartered in Shelbyville, Indiana, BLUE RIVER BANCSHARES, INC. ("Blue River"), an Indiana corporation headquartered in Shelbyville, Indiana, and RODNEY L. MEYERHOLTZ (the "Employee"), an Indiana resident,

                             W I T N E S S E T H:
                             --------------------

     WHEREAS, the Bank and the Employee are parties to that certain Employment Agreement (the "Employment Agreement") dated October 17, 1991, pursuant to which the Bank is presently employing the Employee, and a copy of which Employment Agreement is attached hereto; and

     WHEREAS, the Bank has determined to affiliate with Blue River pursuant to that certain Agreement of Affiliation and Merger (the "Merger Agreement") dated of even date herewith by and among the Bank, Shelby County Bancorp ("Shelby County"), the sole shareholder of the Bank, and Blue River; and

     WHEREAS, the Employee has advised Blue River and the Bank that he does not desire to continue to be employed by the Bank upon consummation of the transactions contemplated by the Merger Agreement and that he desires to terminate the Employment Agreement pursuant hereto; and

     WHEREAS, Blue River, the Bank and the Employee have agreed to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises, the agreements and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank, the Employee and Blue River, intending to be legally bound, hereby agree as follows:

     Section 1. Termination of the Employment Agreement. (a) The Bank and the Employee hereby agree that the Employment Agreement shall be automatically terminated in its entirety (without the need for any further action, writing or notice by either party hereto) immediately following the Effective Time (as defined in the Merger Agreement) and that following the Effective Time, neither the Bank nor the Employee shall have any obligation to the other under the Employment Agreement. In the event that the Merger Agreement is terminated as provided therein, then this Agreement shall also automatically terminate as of the same time that the Merger Agreement has been terminated.

     (b) The termination of the Employment Agreement pursuant hereto shall not be deemed a termination by the Bank of the Employee's employment under the Employment Agreement with or without "cause" (as defined in Section 7(A) of the Employment Agreement), a termination by the Employee of the Employee's employment under the Employment Agreement with or without "cause" (as defined in Section 7(C) of the Employment Agreement) or otherwise. Accordingly, the termination of the Employment Agreement pursuant hereto shall not require the Bank to pay any compensation or provide any continued employee benefits to the Employee under the Employment Agreement.

     Section 2.     Payment and Health Insurance.
     ----------     -----------------------------

2.01.     Payment.
-----     --------

     (a) As further consideration to the Employee to enter into this Agreement and to terminate the Employment Agreement pursuant hereto, the Bank shall pay to the Employee an amount equal to Two Hundred Eleven Thousand Ninety-Four Dollars ($211,094) without any interest thereon (the "Amount"), less any withholdings for applicable taxes required by law; provided, however, that the Bank shall pay the Employee the Amount only if the merger contemplated by the Merger Agreement is consummated. The Bank shall pay the Amount to the Employee in thirty-five (35) equal installments of $5,863.72 and a final installment of $5,863.80, commencing the later of (i) the first day of the month following the Effective Time or (ii) seven (7) days following the Effective Time; and continuing on the first day of each and every calendar month thereafter until paid in full; provided, however, that if the Employee shall have died before the final installment has been paid, then all installments due following the Employee's death, less any withholdings for applicable taxes required by law, shall be paid to the Employee's estate.

     (b) The Employee hereby acknowledges and agrees that the Amount is a sum which he advised the Bank was the sum that he would accept in order to terminate the Employment Agreement and to provide the release and the covenants specified in this Agreement and that the Amount was calculated notwithstanding the terms of the Employment Agreement.

     2.02. Health Insurance. (a) As further consideration to the Employee to enter into this Agreement and to terminate the Employment Agreement pursuant hereto, the Employee shall have the choice as to whether he desires to receive health insurance coverage following the Effective Time either pursuant to the exercise of his COBRA rights pursuant to Section 2.02(c) hereof or pursuant to Section 2.02(b) hereof, and shall provide written notice to the Bank and Blue River indicating his decision at the Effective Time.

     (b) If the Employee chooses to receive health insurance coverage pusuant to this Section 2.02(b), then for a period of three (3) years following the Effective Time, Blue River shall (a) provide, at its sole cost and expense, health insurance to the Employee under Blue River's group health insurance policy, subject to the terms and conditions of the insurer(s) providing such insurance policy, and (b) permit the Employee's wife and three
(3) children to be covered, at the Employee's sole cost and expense, under Blue River's group health insurance policy, subject to the terms and conditions of the insurer(s) providing such insurance policy; provided, however, if the

Employee fails to pay in a timely manner all premiums and other amounts relating to such insurance for the Employee's wife and children, then Blue River, in its sole discretion and without any liability to the Employee, his wife and his children, may either pay such premiums and other costs and deduct the amount therefor from the Amount or remove the Employee's wife and children from coverage under Blue River's group health insurance policy. Coverage under this Section 2.02(b) will only be provided if the Employee and the Employee's family waive their COBRA continuation coverage rights pursuant to procedures established by the Bank for that purpose.

     (c) If the Employee chooses to receive health insurance coverage through the exercise of his COBRA rights pursuant to this Section 2.02(c), then for a period of eighteen (18) months Blue River shall reimburse the Employee for the COBRA cost of his individual coverage. The Employee shall be responsible for the cost and expense of COBRA continuation coverage for his spouse and children.

     (d) Notwithstanding the foregoing, in the event that the Employee becomes eligible to participate in a group health insurance policy or plan of a subsequent employer, then Blue River's obligations under this Section 2.02 shall immediately terminate.

     Section 3.     Certain Other Matters.
     ----------     ----------------------

     3.01. Other Agreements. The Bank and the Employee hereby acknowledge and agree that the Employment Agreement (including the agreements and arrangements referred to therein) constitutes the only contract, agreement, commitment, understanding or arrangement between the Bank and the Employee relating to the Bank's employment of the Employee. The Bank and the Employee further acknowledge and agree that the Employment Agreement has never been amended or modified in any respect, except for extensions to the term thereof. The Employee represents and agrees that neither Shelby County nor either of the Subsidiaries (as defined in the Merger Agreement) is bound by any contract, agreement, commitment, understanding or arrangement regarding
(a) the employment of the Employee, (b) the payment to the Employee of any salary or other compensation (other than regular director's fees of Shelby County payable to the Employee), and (c) employee pension benefit, employee welfare benefit plans or any other plans or programs of any nature (other than with respect to unexercised options of the Employee to purchase an aggregate of 2,415 shares of common stock of Shelby County).

     3.02. Release. (a) In consideration of the recitals stated above, the Bank's payment to the Employee of the Amount, the provision by the Bank of health insurance pursuant to Sections 2.01 and 2.02 hereof and other good and valuable consideration, the Employee, effective on and after the Effective Time, hereby (i) forever releases, waives and relinquishes any and all rights or claims to any and all salary and other payments, health and hospitalization insurance, life and disability insurance, other employee pension benefit and employee welfare benefit plans and other plans, programs or benefits provided by Shelby County, the Bank and either of the Subsidiaries, whether under the Employment Agreement or otherwise (other than pursuant to Sections 2.01 and 2.02 of this Agreement); (ii) forever releases, waives and discharges any and all claims, causes of action, suits, proceedings, losses and damages under or relating to the Employment Agreement and the Employee's employment by Shelby County, the Bank and the Subsidiaries which the Employee had prior to or has as of and following the Effective Time against Shelby County, the Bank, either of the Subsidiaries or Blue River, or any predecessor or successor to any of them, or against any of their respective directors, officers, employees and agents; and (iii) forever releases, waives and discharges any and all other claims, causes of action, suits, proceedings, losses and damages which the Employee had prior to or has as of and following the Effective Time against Shelby County, the Bank, either of the Subsidiaries or Blue River, or any predecessor or successor to any of them, or against any of their respective directors, officers, employees or agents, whether arising under or relating to the mutual termination of the Employment Agreement pursuant hereto, this Agreement (other than pursuant to Sections 2.01 and 2.02 hereof) or otherwise and whether arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, and all other federal, state, local or other laws, statutes, rules or regulations regarding retirement, discrimination, employment or otherwise.

     (b) The Employee hereby further understands, acknowledges and agrees as follows:

          (i) The Employee is hereby advised to consult with an attorney prior to executing this Agreement. The Employee represents that he has consulted with an attorney prior to executing this Agreement.

          (ii) The Employee hereby expressly acknowledges that he has been given twenty-one (21) days prior to the date of this Agreement to decide whether to sign this Agreement.

          (iii) The Employee has the right to revoke this Agreement for seven (7) days following his execution of this Agreement and for seven (7) days following the Effective Time. The Employee must communicate in writing any such revocation to the Chairman of the Board of Directors of the Bank and the President of Blue River within the designated seven (7) day period.

     3.03. No Breaches. The Bank and the Employee hereby acknowledge and agree that neither the Bank nor the Employee has breached or defaulted under, or is presently in breach of or default under, the Employment Agreement and that no act, omission or event has occurred which would permit the Employee to terminate his employment for "cause" pursuant to Section 7(C) of the Employment Agreement. The Bank and the Employee hereby further acknowledge and agree that neither the Bank nor the Employee has waived compliance by the other of any term, condition or provision of the Employment Agreement.

     3.04. Covenants of the Employee. In consideration of the recitals stated above, the Bank's payment to the Employee of the Amount, the provision by the Bank of health insurance pursuant to

Sections 2.01 and 2.02 hereof and other good and valuable consideration, and in order to induce the Bank to enter into this Agreement, the Employee hereby covenants and agrees, from and after the Effective Time, with the Bank and Blue River as follows:

     (a) Employee shall not divulge, disclose or furnish any trade secrets (as defined in Indiana Code Section 24-2-3-2 as now in effect or as hereafter amended) of the Bank or Shelby County and any confidential information acquired by him while employed by the Bank or while serving as the President and Chief Executive Officer of Shelby County concerning the business, operations, affairs, policies, plans, procedures, strategies and customers of the Bank or Shelby County to any person, financial institution, corporation or other entity, or use any such trade secrets or confidential information directly or indirectly for Employee's own benefit or for the benefit of any person, financial institution, corporation or other entity since such trade secrets and confidential information are confidential and shall at all times remain the sole and exclusive property of the Bank or Shelby County. In addition, the Employee shall not divulge, disclose or furnish any confidential information relating to Blue River to any person, financial institution, corporation or other entity. As used in this Section 3.04(a), confidential information shall include any and all documents, writings, records, data and information relating to Blue River or to Shelby County, the Bank, the Subsidiaries or any of their customers (i) that any of them considers to be confidential or proprietary or (ii) that is not available to the public other than through the breach of this Agreement or any other confidentiality obligation.

     (b) Employee hereby understands, acknowledges and agrees that, by virtue of his position with the Bank, he has advantageous familiarity and personal contacts with Shelby County's and the Bank's customers, where ever located, and the business, operations and affairs of Shelby County and the Bank. Accordingly, for a period of eighteen (18) months after the Effective Time, Employee shall not, directly or indirectly, or individually or jointly,
(i) provide bank, savings bank or bank-related products or services to or solicit the bank, savings bank or bank-related business of any party who is an existing customer of Shelby County or the Bank at the Effective Time or who was an actual or prospective customer of Shelby County or the Bank during the one (1) year period immediately preceding the Effective Time, (ii) request, suggest or advise any customer of the Bank to close, terminate, reduce, limit or change his account, business or relationship with the Bank, or (iii) induce, request or attempt to influence any employee of the Bank to terminate his employment with the Bank.

     (c) Employee hereby understands, acknowledges and agrees that, by virtue of his position with the Bank, he has advantageous familiarity and personal contacts with Shelby County's and the Bank's customers, where ever located, and the business, operations and affairs of Shelby County and the Bank. Accordingly, for a period of eighteen (18) months after the Effective Time, Employee shall not, directly or indirectly, or individually or jointly, in Shelby County, Indiana, or within a radius of 25 miles of the main office of the Bank, as owner, shareholder, member, investor, partner, proprietor, principal, director, officer, employee, agent, representative, consultant or otherwise, compete against, engage in, assist another party in engaging in or provide services to any party engaging in any banking, savings bank, financial services or bank-related business or engaging in any other business, operation or venture that competes or is contemplating competing with the business of the Bank.

     (d) At the Effective Time, Employee shall turn over to the Bank all furniture, equipment, property, computers, computer software, programs and disks, business correspondence, letters, papers, reports, customer lists, financial statements, credit reports, manuals and other confidential information or documents of Shelby County and/or the Bank in the possession or control of Employee, all of which items are and continue to be the sole and exclusive property of Shelby County and/or the Bank.

     (e) At all times prior to and after the Effective Time, the Employee shall not make any negative, unfavorable or disparaging statements or comments about the IPO (as defined in the Merger Agreement), the Bank, Shelby County, Blue River or any of their respective directors, officers, employees or agents or the transactions contemplated by the Merger Agreement .

     (f) The Employee, the Bank and Blue River each acknowledge and agree that the restrictions specified in this Section 3.04 are reasonable in view of the nature of the business in which Shelby County and the Bank are presently engaged, the Employee's position with Shelby County and the Bank as of the date of this Agreement and the Employee's knowledge of and familiarity with Shelby County's and the Bank's business, operations, affairs and customers. Notwithstanding anything contained herein to the contrary, if the scope of any restriction contained in this Section 3.04 is determined by a court of competent jurisdiction to be too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law.

     3.05. Payments under the Employment Agreement. The Employee hereby acknowledges and agrees that he has received in full all benefits under all plans or programs, salary, compensation, employee benefits and payments to which he is entitled under the Employment Agreement or otherwise from Shelby County and the Bank from the date of the Employment Agreement through and including the date hereof.

     3.06. Confirmation. Immediately prior to the Effective Time, the Bank and the Employee shall, if requested by Blue River, confirm in writing that the acknowledgments and agreements contained in this Section 3 continue to be true and accurate as of the Effective Time and shall remain in full force and effect on and after the Effective Time.

     3.07. Resignation. The Employee hereby resigns as a director and officer of the Bank, and the Bank hereby accepts such resignation, effective as of the Effective Time; provided, however, that if this Agreement is terminated because of the termination of the Merger Agreement, then this resignation shall also terminate and be of no force or effect.

     3.08 Amendment to Employment Agreement. On the date hereof, the Employment Agreement is hereby amended such that the Employee shall not be entitled to any grants of options to purchase shares of common stock of Shelby County in addition to the options presently held by the Employee.

     Section 4.     Certain Remedies; Withhold.
     ----------     ---------------------------

     4.01. Certain Remedies. The Employee hereby understands, acknowledges and agrees that irreparable harm to the Bank and/or Blue River would occur if any actual or threatened breach of or non-compliance with any provision of this Agreement by the Employee occurred, that the Bank and Blue River shall be entitled to specific performance or an injunction or restraining order as a remedy for any such actual or threatened breach or non-compliance, that a bond posted by the Bank or Blue River in the amount of $1,000 would be adequate and appropriate in connection with such injunction or restraining order, that actual damages need not be proved by the Bank or Blue River prior to it being entitled to obtain such injunction or restraining order, and that the Bank and Blue River shall be entitled to recover their attorneys' fees and disbursements, costs and other expenses in connection with the enforcement of this Agreement against the Employee. The foregoing remedies shall not be deemed to be the exclusive remedies for any actual or threatened breach of or non-compliance with this Agreement by the Employee but shall be in addition to all other rights and remedies available hereunder or at law, in equity or otherwise to the Bank and/or Blue River. The Employee further understands, acknowledges and agrees that no failure or delay in exercising any right or remedy hereunder or at law, in equity or otherwise shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right or remedy hereunder or at law, in equity or otherwise.

     Section 4.02. Withhold. In addition to any other rights and remedies available to the Bank under Section 4.01 hereof or at law, in equity or otherwise, the Bank shall have the right to withhold and refrain from paying any installments of the Amount during such times that the Employee is in breach of or non-compliance with any covenant or provision of this Agreement.

     Section 5.     Miscellaneous.

     5.01. Notices. All notices, requests and other communications hereunder shall be in writing (which shall include facsimile communication) and shall be deemed to have been duly given if (a) delivered by hand and receipted for, (b) sent by certified United States Mail, return receipt requested, first class postage pre-paid, (c) delivered by receipted overnight delivery service or (d) telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, first class postage pre-paid, as follows:

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

If to Blue River:                    with a copy to (which shall not
                                     constitute notice):

113 South Harrison Street            Krieg DeVault Alexander & Capehart
Shelbyville, Indiana 46176           One Indiana Square, Suite 2800
ATTN:  Robert C. Reed                Indianapolis, Indiana  46204-2017
Telephone:  (317) 392-7700           ATTN:  Nicholas J. Chulos, Esq.
Telecopier:  (317) 398-7004          Telephone:  (317) 238-6224
                                     Telecopier:  (317) 636-1507

If to the Bank:                      with a copy to (which shall not
                                     constitute notice):

Shelby County Savings Bank, FSB      Bose McKinney & Evans
29 East Washington Street            2700 First Indiana Building
P.O. Box 438                         135 South Pennsylvania Street
Shelbyville, Indiana 46176           Indianapolis, Indiana 46204
ATTN:  James M. Robinson, Chairman   ATTN: David A. Butcher, Esq.
Telephone:  (317) 398-9721           Telephone:  (317) 684-5000
Telecopier:  (317) 835-0306          Telecopier: (317) 684-5173

If to the Employee:

Mr. Rodney L. Meyerholtz
1105 Executive Drive
Shelbyville, Indiana  46176

or such substituted address or person as either party has given to the other in writing.

     All such notices, requests and other communications shall be effective
(a) if delivered by hand, when delivered, (b) if mailed in the manner provided herein, two (2) business days after deposit with the United States Postal Service, (c) if delivered by overnight express delivery service, on the next business day after deposit with such service, and (d) if by telecopier, on the next business day if also confirmed by mail in the manner provided herein.

     5.02. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns as of the date hereof; provided, however, that no party hereto may assign this Agreement without the prior written consent of the other parties, except that no consent shall be required if this Agreement is assigned to any successor to Blue River or the Bank following the Effective Time.

     5.03. Waiver; Amendment. (a) Either the Employee or the Bank may by an instrument in writing waive the performance by the other of any of the covenants or agreements to be performed by such other party under this Agreement; provided, however, that no such waiver shall be effective unless Blue River shall first consent in writing thereto. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement shall not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

     (b) Except as expressly provided otherwise herein, this Agreement and the Employment Agreement may be terminated, amended, modified or supplemented only by a written agreement executed by the Bank, the Employee and Blue River.

     5.04. Headings. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation, construction or enforcement of this Agreement.

     5.05. Severability. In case any one or more of the provisions (or any portion thereof) contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein.

     5.06. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same agreement.

     5.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to the choice of law principles or rules thereof.

     5.08. Entire Agreement. This Agreement supersedes all other prior understandings, commitments, representations, negotiations or agreements, whether oral or written, among or between the parties hereto relating to the matters contemplated hereby and, together with the Employment Agreement (until such time as it is terminated pursuant hereto), constitute the entire agreement among or between the parties hereto relating to the subject matter hereof.

     5.09. Construction. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     5.10. Review and Consultation. The Bank, the Employee and Blue River hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, and (iii) has consulted with such attorneys, accountants and other advisors as it or he has deemed appropriate in connection with its or his execution of this Agreement. THE EMPLOYEE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT HAS BEEN PREPARED BY LEGAL COUNSEL FOR BLUE RIVER AND THAT HE HAS NOT RECEIVED ANY ADVICE OR RECOMMENDATION WITH RESPECT
TO THIS AGREEMENT FROM

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

SUCH LEGAL COUNSEL OR FROM LEGAL COUNSEL FOR THE BANK OR SHELBY COUNTY.

     5.11. Certain References. Whenever in this Agreement a singular word is used, it also shall include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders herein shall include any other gender, as the context requires. All references herein to the "Bank" shall include Shelby County Savings Bank, FSB and its predecessors and successors. All capitalized terms used in this Agreement that are not otherwise defined herein shall have the same meanings ascribed to them in the Merger Agreement.

     5.12. Taxes. All federal, state, local and other taxes (including, without limitation, interest, fines and penalties) resulting from, imposed upon by virtue of or relating to the Employee's receipt of the Amount and the transactions contemplated by this Agreement shall be paid by the Employee, except for the Bank's share of FICA taxes, if any, owed on the Amount.


     IN WITNESS WHEREOF, the Bank, Blue River and the Employee have entered into, executed and delivered this Agreement, and this Agreement shall be effective, as of the day and year first above written.



                           /S/ RODNEY L. MEYERHOLTZ
                           -------------------------------------------------
                           Rodney L. Meyerholtz (in his individual capacity)


                           SHELBY COUNTY SAVINGS BANK, FSB



                           By: /S/ JAMES M. ROBISON
                              ------------------------------------
                                  James M. Robison, Chairman
ATTEST:


By: /S/ DAVID A. CARMONY
   ----------------------------------
      David A. Carmony, Secretary




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


                           BLUE RIVER BANCSHARES, INC.


                           By: /S/ ROBERT C. REED
                              ------------------------------------
                                  Robert C. Reed, President

ATTEST:


By: /S/ D. WARREN ROBISON
   ----------------------------------
      D. Warren Robison, Secretary








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